Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220997

STARWOOD REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 10 DATED JANUARY 17, 2019

TO THE PROSPECTUS DATED APRIL 12, 2018

This document supplements, and should be read in conjunction with, our prospectus dated April 12, 2018, as well as Supplement No. 1 dated May 15, 2018, Supplement No. 2 dated July 10, 2018, Supplement No. 3 dated August 10, 2018, Supplement No. 4 dated September 7, 2018, Supplement No. 5 dated October 9, 2018, Supplement No. 6 dated November 13, 2018, Supplement No. 7 dated November 15, 2018, Supplement No. 8 dated December 21, 2018 and Supplement No. 9 dated January 3, 2019. Terms used and not otherwise defined in this Supplement No. 10 shall have the same meanings as set forth in our prospectus, as supplemented.

The purposes of this Supplement are as follows:

•	to disclose the transaction price for each class of our common stock as of February 1, 2019;

•	to disclose the calculation of our December 31, 2018 net asset value (“NAV”) per share for each class of our common stock;

•	to provide an update on the status of our current public offering;

•	to add a state suitability standard for Puerto Rico investors; and

•	to update our subscription agreement.

February 1, 2019 Transaction Price

The transaction price for each share class of our common stock for subscriptions accepted as of February 1, 2019 (and repurchases as of January 31, 2019) is as follows:

Transaction Price (per share)
Class S	$20.00
Class T	$20.00
Class D	$20.00
Class I	$20.01

The February 1, 2019 transaction price for each of our share classes is equal to such class’s NAV per share as of December 31, 2018. A detailed presentation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

December 31, 2018 NAV Per Share

NAV per share is calculated in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.starwoodNAV.reit. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for information on how our NAV is determined. The Advisor is ultimately responsible for determining our NAV.

SREIT-SUP10-0119

The following table provides a breakdown of the major components of our NAV as of December 31, 2018 ($ and shares in thousands):

Components of NAV	December 31, 2018
Cash and cash equivalents	$164,021
Restricted cash	900
Other assets	8
Subscriptions received in advance	(900)
Accrued stockholder servicing fees(1)	(34)

Net asset value	$163,995

Number of outstanding shares	8,199

(1)	Stockholder servicing fees only apply to Class S, Class T and Class D shares.

The following table provides a breakdown of our total NAV and NAV per share by share class as of December 31, 2018:

NAV Per Share	Class S Shares	Class T Shares	Class D Shares	Class I Shares	Total
Net asset value	$132,214,159	$9,662	$921,726	$30,849,899	$163,995,446
Number of outstanding shares	6,610,280	483	46,075	1,542,000	8,198,838

NAV per share as of December 31, 2018	$20.00	$20.00	$20.00	$20.01

Status of our Current Public Offering

We have registered with the Securities and Exchange Commission a maximum of $5,000,000,000 in shares of common stock in our ongoing public offering (the “Offering”). As of the date hereof, we had issued and sold 8,198,838 shares of our common stock (consisting of 6,610,280 Class S shares, 483 Class T shares, 46,075 Class D shares, and 1,542,000 Class I shares) in the Offering. We intend to continue selling shares in the Offering on a monthly basis.

Suitability Standard

The following disclosure supplements the “Suitability Standards” section of the Prospectus.

Puerto Rico Investors. Purchasers residing in Puerto Rico may not invest more than 10% of their liquid net worth in us, our affiliates, and in other non-traded REITs. For purposes of Puerto Rico’s suitability standard, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.

Subscription Agreement

The Form of Subscription Agreement set forth on Appendix C of the Prospectus is replaced in its entirety by that Form of Subscription Agreement set forth as Appendix A to this Supplement.

2

Appendix A

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC.

1. SUBSCRIPTION AMOUNT & SHARE CLASS ELECTION

Investment Amount $                              (USD)    ☐  Initial Purchase    ☐  Subsequent Purchase

SHARE CLASS SELECTION check one box below (required)

☐	SHARE CLASS T (Minimum investment amount $5,000)

☐	SHARE CLASS S (Minimum investment amount $5,000)

☐	SHARE CLASS D (Minimum investment $5,000; available for wrap accounts and other eligible investors as disclosed in the prospectus)

☐	SHARE CLASS I (Minimum investment $1,000,000; available for certain fee-based wrap accounts and other eligible investors, per the prospectus)

2. FORM OF OWNERSHIP

NON-QUALIFIED ACCOUNT SINGLE OWNER

☐	Individual

☐	Individual with Transfer on Death[1]

MULTIPLE OWNERS

☐	Joint Tenants with Right of Survivorship

☐	Joint Tenants with Transfer on Death[1]

☐	Community Property

☐	Tenants in Common

TRUST

☐	Taxable Trust

MINOR ACCOUNT

☐	UTMA or UGMA

State of

Date of Birth

QUALIFIED PLAN ACCOUNT2

☐	Traditional IRA

☐	ROTH IRA

☐	SEP/IRA

☐	Rollover IRA

OTHER ACCOUNT

☐	C Corporation

☐	Pension Plan

☐	S Corporation

☐	Profit Sharing Plan

☐	Non-Profit Organization LLC

☐	Partnership

☐	Other

1	Requires Transfer on Death Form, which can be found on www.starwoodnav.reit
2	Requires a Custodian

3. INVESTOR INFORMATION

A. INVESTOR NAME1 (Investor/Trustee/Executor/Authorized Signatory Information)

First Name	(MI)	Last Name

Social Security Number/Tax ID	Date of Birth (MM/DD/YYYY)	Daytime Phone Number

Residential Street Address	City	State	Zip Code

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below (required)

☐ Resident Alien	☐ Non-Resident Alien (Attach current and complete Form W-8BEN)
Country of Citizenship

1	If you are affiliated with Starwood Capital Group, please select one: ☐ Employee ☐ Officer or Director ☐ Affiliate

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SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC.

B. CO-INVESTOR NAME (Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable)

First Name	(MI)	Last Name

Social Security Number/Tax ID	Date of Birth (MM/DD/YYYY)	Daytime Phone Number

Residential Street Address	City	State	Zip Code

If Non-U.S. Citizen, select one below and Specify Country of Citizenship (required)

☐ Resident Alien ☐ Non-Resident Alien (Attach current and complete Form W-8BEN)
Country of Citizenship

C. TRUST/CORP/PARTNERSHIP/OTHER (if applicable):

SSN/Tax ID	Date of Formation
(MM/DD/YYYY)

Mailing Address
(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)	(City/State)	(ZIP)

U.S. Street Address
(Leave blank if your U.S. street address and mailing address are the same)	(City/State)	(ZIP)

Trustee(s)/authorized person(s)

Trustee(s)/authorized person(s) SSN	Date of Birth
(MM/DD/YYYY)

Trustee(s)/authorized person(s) U.S. Street Address
	(Street)	(City/State)	(ZIP)

Phone #

Backup withholding exempt payee code (if any)[1]

Exemption from FATCA reporting code (if any)[2]

D. CUSTODIAL ARRANGEMENT (if applicable):

Name of Custodian		Custodian Phone #
(MM/DD/YYYY)

Mailing Address
	(Street)	(City/State)	(ZIP)

Custodian Tax ID #
(to be completed by custodian above)
Custodian Account #	Custodian Authorization:
(to be completed by custodian above)

E. ALTERNATIVE MAILING ADDRESS (Complete only if you wish to have mail sent to a different address, other than what you provided above)

Mailing Address	City	State	Zip Code

1	See Exempt payee code in the Instructions for IRS Form W-9.

2	See Exemption from FATCA reporting code in the Instructions for IRS Form W-9.

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC.	PAGE 2 OF 9

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC.

4. DISTRIBUTION ELECTION

You are automatically enrolled in our Distribution Reinvestment Plan, unless you are a resident of ALABAMA, ARKANSAS, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NORTH CAROLINA, NEW JERSEY, OHIO, OREGON OR WASHINGTON.

Step 1:

If you are an ALABAMA, ARKANSAS, IDAHO, KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NORTH CAROLINA, NEW JERSEY, OHIO, OREGON OR WASHINGTON investor and want to enroll in our Distribution Reinvestment Plan, initial here                         , and move on to Section 5.

Step 2:	If you DO NOT want to be enrolled in the Distribution Reinvestment Plan:

1) Non-Custodial investors: complete Section 4. A)

2) Custodial Investors: complete Section 4. B)

4. A) Distribution Election For Non-Custodial Investors:

Check one of the following three options below if you do not want to enroll in the Distribution Reinvestment Plan:

☐     Option 1. - Send my cash distributions electronically via direct deposit

Step 1: Attach a pre-printed voided check

Step 2: Fill in the following information:

Check one:	☐ Checking Account	☐ Savings Account

Financial Institution Name	Mailing Address	City	State	Zip
Account Number		ABA Routing Number
Account Name

I authorize Starwood Real Estate Income Trust, Inc. or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Starwood Real Estate Income Trust, Inc. in writing to cancel it. In the event that Starwood Real Estate Income Trust, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

☐     Option 2. - Send my cash distributions via check to my mailing address

☐     Option 3. - Send my cash distributions via check to a third party financial institution

Financial Institution Name	Mailing Address	City	State	Zip
Account Name		Account Number

4. B) Distribution Election for Custodial Investors:

☐     Send my cash distributions to my Custodian of record

(This is the only option available for Custodial Investors who are not participating in the Distribution Reinvestment Plan)

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SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC.

5. ELECTRONIC DELIVERY ELECTION (optional)

Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Starwood Real Estate Income Trust, Inc. If you would like to consent to electronic delivery, including pursuant to email, please check the box below for this election.

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) email stockholder communications to you directly or (ii) make them available on our website and notify you by email when and where such documents are available.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials. By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials.

I consent to electronic delivery (initial here):

Email Address (please print):

6. SUBSCRIBER ACKNOWLEDGMENTS

Starwood Real Estate Income Trust, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Starwood Real Estate Income Trust, Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf. In order to induce Starwood Real Estate Income Trust, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

Please Note: ALL 7 Items in This Section Must be Read and Initialed	Primary Investor Initials	Co-Investor Initials
I have received a copy of the Final Prospectus.
I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least$250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000.
In addition to the general suitability requirements described above, I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS.”
I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid.
I am purchasing the Shares for my own account
I understand that the transaction price per share at which my investment will be executed will be made available at www.starwoodnav.reit and in a prospectus supplement filed with the SEC, available at www.sec.gov.

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC.	PAGE 4 OF 9

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC.

I acknowledge that, based on my state of residence, I will be automatically enrolled in the distribution reinvestment plan unless I am a resident of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, North Carolina, New Jersey, Ohio, Oregon or Washington, or I elect to receive cash distributions in Section 4 of this Subscription Agreement.

Please Note: Only initial applicable items in this section	Primary Investor Initials	Co-Investor Initials
If I am an Alabama resident, my investment in Starwood Real Estate Income Trust, Inc. and its affiliates may not exceed 10% of my liquid net worth.
If I am a California resident, my investment in Starwood Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth.
If I am an Idaho resident, I have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, my investment in Starwood Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth.
If I am an Iowa resident, I have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000. In addition, if I am not an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other public, non-listed REITs may not exceed 10% of my net worth.
If I am Kansas resident, I understand that it is recommended by the Office of the Kansas Securities Commissioner that I limit my total investment in this offering and other non-traded real estate investment trusts to not more than 10% of my liquid net worth.
If I am a Kentucky resident, my investment in Starwood Real Estate Income Trust, Inc. and its affiliated non-publicly traded real estate investment trusts may not exceed 10% of my liquid net worth.
If I am a Maine resident, I understand that the Maine Office of Securities recommends that my aggregate investment in this offering and other similar direct participation investments not exceed 10% of my liquid net worth.
If I am a Massachusetts resident, my investment in Starwood Real Estate Income Trust, Inc. and other illiquid direct participation programs may not exceed 10% of my liquid net worth.
If I am a Missouri resident, I will limit my aggregate investment in this offering to no more than 10% of my liquid net worth.
If I am a Nebraska resident who does not meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, I will limit my aggregate investment in this offering an in the securities of other public, non-listed REITs to no more than 10% of my net worth.
If I am a New Jersey resident, I have (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. In addition, my investment in Starwood Real Estate Income Trust, Inc., its affiliates and other public, non-listed direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth.

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC.	PAGE 5 OF 9

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC.

Please Note: Only initial applicable items in this section	Primary Investor Initials	Co-Investor Initials
If I am a New Mexico resident, my investment in Starwood Real Estate Investment Trust, Inc., its affiliates and other public, non-listed REITs may not exceed 10% of my liquid net worth.
If I am a North Dakota resident, I have a net worth of at least ten times my investment in Starwood Real Estate Income Trust, Inc.
If I am an Ohio resident, it shall be unsuitable for my aggregate investment in Starwood Real Estate Income Trust, Inc., its affiliates and other nontraded real estate investment programs to exceed 10% of my liquid net worth.
If I am an Oregon resident, my investment in Starwood Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth.
If I am a Pennsylvania resident, my investment in Starwood Real Estate Income Trust, Inc. may not exceed 10% of my net worth. In addition, because the minimum offering amount in this offering is less than $265,000,000, I acknowledge that I am cautioned to carefully evaluate the ability of Starwood Real Estate Income Trust, Inc. to fully accomplish its stated objectives and to inquire as to the current dollar value of subscriptions in Starwood Real Estate Income Trust, Inc.
If I am a Puerto Rico resident, my investment in Starwood Real Estate Income Trust, Inc., its affiliates and other non-traded REITs may not exceed 10% of my liquid net worth.
If I am a Tennessee resident, my investment in Starwood Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth.
If I am a Vermont resident and I am not an “accredited investor” as defined in 17 C.F.R. § 230.501, my investment in this offering may not exceed 10% of my liquid net worth.

I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I understand that I am not committed to purchase shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent, through my financial intermediary or directly on Starwood Real Estate Income Trusts Inc.’s toll-free, automated telephone line, 877-648-3235.

If you do not have another broker-dealer or other financial intermediary introducing you to Starwood Real Estate Income Trust, Inc., then Starwood Capital, L.L.C. may be deemed to be acting as your broker of record in connection with any investment in Starwood Real Estate Income Trust, Inc. For important information in this respect, see Section 8. I declare that the information supplied above is true and correct and may be relied upon by Starwood Real Estate Income Trust, Inc. I acknowledge that the Broker-Dealer/Financial Advisor (Broker-Dealer/Financial Advisor of record) indicated in Section 8 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of shares I own, tax information (including the Form 1099) and redemption information. Investors may change the Broker-Dealer/Financial Advisor of record at any time by contacting Starwood Real Estate Income Trust, Inc.

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC.	PAGE 6 OF 9

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC.

7. IMPORTANT INFORMATION RIGHTS, CERTIFICATIONS AND AUTHORIZATIONS

SUBSTITUTE IRS FORM W-9 CERTIFICATIONS (required for U.S. investors)

Under penalties of perjury, I certify that:

(1)	The number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and

(2)

I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3)	I am a U.S. citizen or other U.S. person (including a resident alien) (defined in IRS Form W-9); and

(4)	The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY)

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC.	PAGE 7 OF 9

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC.

8. BROKER-DEALER, FINANCIAL ADVISOR INFORMATION

(Required Information. All fields must be completed)

Broker-Dealer	Financial Advisor Name

Advisor Mailing Address

City	State	Zip Code

Financial Advisor BD Number	Branch Number	Telephone Number

E-mail Address	Fax Number

Please note that unless previously agreed to in writing by Starwood Real Estate Income Trust, Inc., all sales of securities must be made through a Broker- Dealer, including when an RIA has introduced the sale. In all cases, Section 6 must be completed.

The undersigned confirm(s), which confirmation is made on behalf of the Broker-Dealer with respect to sales of securities made through a Broker-Dealer, that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor;(iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned Financial Advisor further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing Anti- Money Laundering Program and Customer Identification Program.

If you do not have another broker-dealer or other financial intermediary introducing you to Starwood Real Estate Income Trust, Inc., then Starwood Capital, L.L.C. may be deemed to act as your broker of record in connection with any investment in Starwood Real Estate Income Trust, Inc. Starwood Capital, L.L.C. is not a full-service broker-dealer and may not provide the kinds of financial services that you might expect from another financial intermediary, such as holding securities in an account. If Starwood Capital, L.L.C. is your broker of record, then your Shares will be held in your name on the books of Starwood Real Estate Income Trust, Inc. Starwood Capital, L.L.C. will not monitor your investments, and has not and will not make any recommendation regarding your investments. If you want to receive financial advice regarding a prospective investment in the Shares, contact your broker or other financial intermediary.

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC.	PAGE 8 OF 9

SUBSCRIPTION AGREEMENT FOR SHARES OF STARWOOD REAL ESTATE INCOME TRUST, INC.

9. DELIVERY INSTRUCTIONS

* Cash, money order, counter checks, third party checks and travelers checks will NOT be accepted.

If a check received from an investor is returned for insufficient funds or otherwise not honored, Starwood Real Estate Income Trust, Inc., or its agent, may return the check with no attempt to redeposit. In such event, any issuance of the shares or declaration of distributions on shares may be rescinded by Starwood Real Estate Income Trust, Inc. Starwood Real Estate Income Trust, Inc. may reject any subscription, in whole or in part, in its sole discretion.

To ensure the fastest possible processing of this Subscription Agreement, all relevant information must be completed. Each subscription will be accepted or rejected as soon as reasonably possible. However, the Company has up to 30 days to accept or reject each subscription from the date the subscription is received by the Company’s Processing Agent. Investors will receive a confirmation of their purchase.

Custodial accounts, forward subscription agreement to the custodian.

If you have any questions, please contact Starwood Real Estate Income Trust, Inc. Investor Relations: 877-648-3235 To submit this form or any other form by fax, please use the following toll free fax line: 833-718-9741

By Mail - Make checks payable to “Starwood Real Estate Income Trust, Inc.” or to the custodian of record for qualified plan or brokerage account investments.

By Wire Transfer	By Standard Mail	Overnight Mail
Starwood Real Estate Income Trust, Inc. ABA Routing # 101000695 Starwood Account # 9872292278 Include in memo field: FBO (Investor’s Name)	Starwood c/o DST Systems, Inc. as Processing Agent PO BOX 219426 Kansas City, MO 64121-9426	Starwood c/o DST Systems, Inc. as Processing Agent 430 W 7th Street, STE 219426 Kansas City, MO 64105-1407

10. ADDITIONAL DISCLOSURES

If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Starwood Real Estate Income Trust, Inc. experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 6 above, they are asked to promptly notify Starwood Real Estate Income Trust, Inc. and the Broker-Dealer in writing.

No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business prior to the first calendar day of the month (unless waived). You will receive a written confirmation of your purchase.

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Starwood Real Estate Income Trust, Inc.

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